FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT
This Fifth Amendment to Employment Agreement (“Fourth Amendment”) is made by and between David Milner (“Employee”) and Cumulus Media New Holdings Inc. (“Company”), successor-in-interest to Cumulus Media Inc., on this 10 day of December, 2018.
WHEREAS, Employee and Company are parties to that certain Employment Agreement dated July 21, 2014, and as amended by that First Amendment to Employment Agreement dated November 13, 2015, that Second Amendment to Employment Agreement dated February 19, 2016, that Third Amendment to Employment Agreement dated August 12, 2016 and that Fourth Amendment to Employment Agreement dated September 31, 2017 (collectively, the “Agreement”);
WHEREAS, the Parties wish to modify the terms of the Agreement in accordance with the terms hereof; and
WHEREAS, this Fifth Amendment, once executed by the Parties, shall be incorporated into the Agreement effective as of June 5, 2018.
NOW THEREFORE, the Parties in consideration of the mutual promises set forth herein, and the grant to Employee of certain restricted stock units and options pursuant to those certain agreements entered into between the parties hereto dated June 5, 2018, hereby agree as follows:
1.The following recitals are inserted into the Agreement after the first WHEREAS clause set forth on page one (1) of the Agreement:
“WHEREAS Employee and the Company agree that the approval, acceptance, and goodwill developed by the Company’s senior managers with the Company’s customers and sponsors is a valuable asset of the Company’s business, and essential to the Company’s success in its highly competitive market;
WHEREAS Employee will develop such approval, acceptance, and goodwill for the Company and at the Company’s expense;
WHEREAS Employee and the Company agree that the Company’s confidential business information is also a valuable asset of the Company’s business, and essential to the Company’s competitive success;
WHEREAS Employee will have access to the Company’s confidential business information, including information relating to the Company’s radio station sales and programming plans and initiatives, budgeting procedures, Company policies and procedures, policies and operational guidelines;
WHEREAS the Company would suffer irreparable harm if Employee were to misuse the approval, acceptance, and goodwill that Employee develops on the Company’s behalf, or the confidential information that Employee obtains while in the Company’s employ, to compete unfairly against the Company; and
WHEREAS Employee will gain relationships with other Company employees and knowledge of the Company’s relationships with other employees, which knowledge could be misused to disrupt the Company’s operations if Employee were to solicit such other employees for employment by a competitor of the Company;”.

2.The following language is hereby inserted after Section 1.1 of the Agreement:
“1.2 “Company Business” means the operation, promotion, and marketing of commercial radio stations.
1.3    “Business Area” means the sixty (60) mile radius around each of the sales offices that comprise the radio markets in which the Company owns or operates radio stations. Employee and the Company agree that Employee has carried out or will carry out the Company Business throughout the Business Area by managing and overseeing the broadcasting of programming and advertising heard throughout the Business Area, the solicitation of sponsors/ customers from throughout the Business Area, and/or the organization or coordination of promotional events throughout the Business Area.
1.4    “Competing Business” means any person (including Employee) or entity carrying on a business that is the same or essentially the same as the Company Business. Competing Business shall include all commercial media outlets that sell advertising, such as radio stations, television stations, cable operators, newspapers, magazines, Internet advertising and publications, outdoor advertising and billboards, and advertising agencies.”
3.The following provisions are hereby inserted at the end of the Agreement as new sections 19-22:
“19.    AGREEMENT NOT TO COMPETE. While employed by the Company, and for up to 6 months following termination of such employment (the “Post-Employment Non-Compete Period”), Employee shall not, directly or indirectly, engage in any activities the same or essentially the same as Employee’s Job Duties for any Competing Business located or selling advertising within, or broadcasting to, the Business Area, provided, however, that in the event of a termination of this Agreement by Company without Cause, pursuant to Section 5.2(i) or 5.2(ii) hereof, or a non-renewal of this Agreement by Company (without Cause) pursuant to Section 3 hereof, Employee shall only be required to comply with the terms of this Section 19 for so long as Company, in its sole discretion, continues to pay to Employee his Base Salary during such Post-Employment Non-Compete Period (which may be paid as Severance pursuant to Section 5.2(i)(A) or 5.2(ii) above, or otherwise in the event of Company’s non-renewal of this Agreement without Cause), up to a maximum period of six (6) months. Employee acknowledges that in the event Employee’s employment terminates for any reason, Employee will be able to earn a livelihood without violating the foregoing restrictions and that Employee’s ability to earn a livelihood without violating such restrictions is a material condition to employment with the Company. Employee further agrees that during the pendency of any litigation to enforce this Section 19, including all appeals, the non-compete period identified herein shall automatically be tolled for such period of time until the litigation is fully and finally resolved.
20.    AGREEMENT NOT TO SOLICIT SPONSORS/CUSTOMERS. During Employee’s employment by the Company and for 12 months following termination of such employment, Employee shall not, directly or indirectly, for any Competing Business, solicit, for the purpose of selling advertising time, any sponsor/ customer of the Company with which Employee had Contact during the 12 months preceding the termination of Employee’s employment. For purposes of this Section 20, “Contact” means any interaction between Employee and a sponsor/customer which took place in an effort to establish or further the business relationship between the Company and the sponsor/customer. Employee further agrees that during the pendency of any litigation to enforce this Section 20, including all appeals, the non-solicitation period identified herein shall automatically be tolled for such period of time until the litigation is fully and finally resolved.
21.    AGREEMENT NOT TO SOLICIT EMPLOYEES. During Employee’s employment by the Company and for 12 months following termination of such employment, Employee shall not, directly or indirectly, solicit for employment by a Competing Business any of the Company’s then-current sales, programming, managerial, or on-air employees with whom Employee dealt while employed. Employee further agrees that during the pendency of any litigation to enforce this Section 21, including all appeals, the non-solicitation period identified herein shall automatically be tolled for such period of time until the litigation is fully and finally resolved.
22.    INJUNCTIVE RELIEF. Employee agrees that the provisions of Paragraphs 19, 20 and 21 of this Agreement are reasonable and necessary to protect the Company’s property and business, and that Employee’s breach of any of those provisions may cause the Company to suffer irreparable loss and damage. Accordingly, Employee agrees that if Employee breaches or threatens to breach any of those provisions, the Company shall be entitled to immediate injunctive relief to enforce this Agreement, money damages for whatever harm such breach causes the Company, and whatever other remedies are available.”
4.Section 17 is deleted in its entirety and the following is inserted in lieu thereof:
“SURVIVABILITY. The provisions of Sections 6, 7, 11, 13, 15, 16, 19, 20, 21, 22 and this Section 17 shall survive the termination of this Agreement and Employee’s employment thereunder and apply regardless of the reason for Employee’s termination of employment (including termination of employment at the end of the Employment Period), and regardless of whether or not such termination is initiated by the Company and regardless of whether or not Employee is receiving or has received any monetary compensation in connection with his separation from Company.”
5.This Fifth Amendment is effective as of June 5, 2018 (the “Effective Date”).
6.Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.
7.This Fifth Amendment may be executed in any number of counterparts, each of which when taken together shall constitute one and the same original instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Sixth Amendment the day and year indicated herein.

COMPANY Cumulus Media Inc. By: /s/ Richard Denning Name: Richard Denning Title: SVP	EMPLOYEE David Milner /s/ David Milner